UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2009

PACIFIC CAPITAL BANCORP
(Exact name of registrant as specified in its charter)

California	0-11113	95-3673456
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1021 Anacapa Street Santa Barbara, California	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 564-6405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01     Other Events.

Pacific Capital Bancorp (the “Company”) has deferred regularly scheduled interest payments on its outstanding $69.4 million of junior subordinated notes relating to its trust preferred securities. The terms of the junior subordinated notes and the trust documents allow the Company to defer payments of interest for up to 20 consecutive quarterly periods without default or penalty. During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities.

The deferral will begin with respect to regularly scheduled quarterly interest payments that would otherwise have been made in June and July of this year. The Company will send appropriate notices to the trustees under each of the respective indentures. The Company has the ability under the junior subordinated notes to continue to defer interest payments through ongoing, appropriate notices to each of the trustees. During the deferral period, the Company may not, among other things and with limited exceptions, pay cash dividends on or repurchase its common stock or preferred stock nor make any payment on outstanding debt obligations that rank equally with or junior to the junior subordinated notes. Accordingly, the Company has also suspended the payment of cash dividends on its outstanding common stock and preferred stock.

The Company expects that its deferral of interest on the junior subordinated notes and its suspension of cash dividends on its common stock and preferred stock will preserve approximately $8 million per quarter compared with the continuing level of interest and dividend payments in the first quarter of 2009.

On June 22, 2009, the Company issued a press release announcing its deferral of  interest on the junior subordinated notes and suspension of cash dividends on its outstanding common stock and preferred stock.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
99.1	Press release dated June 22, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC CAPITAL BANCORP
(Registrant)

June 22, 2009	By:	/s/ STEPHEN V. MASTERSON
Stephen V. Masterson
Executive Vice President, Chief
Financial & Operating Officer

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated June 22, 2009.